Exhibit 97.1
INSIGHT ENTERPRISES, INC.
CLAWBACK POLICY
I.Introduction. The Board of Directors (the “Board”) of Insight Enterprises, Inc. (the “Company”) hereby adopts this Policy (the “Policy”) to provide for the recovery of erroneously awarded incentive-based compensation from certain executive officers. This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall supersede and replace any prior clawback or recoupment policies adopted by the Company. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section X (Definitions) below.
II.Administration. The Compensation Committee of the Board (the “Committee”), unless the Board determines to administer this Policy itself, shall have sole and express authority to interpret and administer this Policy. The Committee has full and final authority to make all determinations under this Policy, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations made by the Committee shall be final and binding on all affected individuals. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Securities and Exchange Commission (“SEC”), and Section 5608 of the Nasdaq Stock Market Rules (the “Nasdaq Clawback Rules”) and this Policy shall be interpreted, to the greatest extent possible, consistent with such intent. To the extent that any provision of this Policy is inconsistent with applicable law or the attendant regulations, in each case as then in effect, the Committee shall administer this Policy to comply with the law or regulations then in effect.
III.Recovery of Erroneously Awarded Compensation. The Company will reasonably promptly recover any Erroneously Awarded Compensation received by each Executive Officer in the event of an Accounting Restatement, in accordance with applicable laws and regulations, the Nasdaq Clawback Rules, and the following terms:
a.Amount of Erroneously Awarded Compensation. Following an Accounting Restatement, the Committee shall determine the amount of Erroneously Awarded Compensation received by each Executive Officer and promptly notify each Executive Officer with a notice specifying the amount of any Erroneously Awarded Compensation together with a demand for repayment or return of such compensation. The amount of Erroneously Awarded Compensation subject to recovery under this Policy may be reduced to account for an amount that the Company previously recovered by the Company from the Executive Officer, pursuant to another recovery obligation, for such Erroneously Awarded Compensation.
Unless the Committee provides otherwise, this Policy shall only apply with respect to Incentive Compensation received by an Executive Officer:
i.On or after the Effective Date;
ii.After beginning service as an Executive Officer;
iii.Who served as an Executive Officer at any time during the performance period related to the Incentive Compensation;
iv.While the Company has a class of securities listed on a national securities exchange or a national securities association; and
v.During the applicable Clawback Period.
b.Method of Recovery. The Committee shall determine, in its sole discretion, the appropriate method of recovering Erroneously Awarded Compensation based on the applicable facts and circumstances. Except as set forth in Section IV (Exception to Full Recovery) below, the Company may not accept an amount less than the total amount of Erroneously Awarded Compensation. If an Executive Officer fails to reasonably promptly repay all Erroneously

Awarded Compensation to the Company, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer.
IV.Exception to Full Recovery. Notwithstanding anything herein to the contrary, the Company shall not be required to recover any Erroneously Awarded Compensation if the Committee, or in the absence of the Committee, a majority of the independent directors of the Board, determines that recovery would be impracticable and at least one of the following conditions are met:
a.The direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Company has made a reasonable attempt to recover the Erroneously Awarded Compensation, documented such attempt(s), and provided such documentation to Nasdaq;
b.Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or
c.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder.
V.Disclosure Requirements. The Company will comply with all applicable securities laws, rules and regulations, including the disclosure requirements regarding executive compensation as provided by the SEC and the Nasdaq Clawback Rules. The Company may also, but is not obligated to, provide additional disclosure beyond that required by applicable law when the Company deems it to be appropriate and determines that such disclosure is in the best interests of the Company and its stockholders. This Policy shall be filed as an exhibit to the Company’s Annual Report on Form 10-K.
VI.No Indemnification. The Company shall not insure or indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation recovered pursuant to the terms of this Policy nor shall the Company pay or reimburse any Executive Officer for purchasing insurance to cover any such loss. Further, the Company shall not enter into any agreement that exempts any Incentive Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
VII.Amendment; Termination. The Committee may, in its sole discretion, amend this Policy from time to time and shall amend this Policy as it deems necessary or appropriate. The Committee may terminate this Policy at any time. Notwithstanding the foregoing, no such amendment or termination of this Policy shall take effect if the amendment or termination would cause the Company to violate any federal securities laws, SEC rule or Nasdaq rule.
VIII.Other Recovery Rights. The Board intends that this Policy be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement or contract, as a condition to the grant or receipt of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy, in any plan, program, or agreement and any other legal remedies available to the Company.
IX.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

X.Definitions
a.“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
b.“Accounting Restatement Date” means the earlier to occur of:
i.the date the Board, a committee of the Board, or Company officers conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or
ii.the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
c.“Clawback Period” means the three completed fiscal years immediately preceding an Accounting Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years; provided, however, that a transition period of nine to 12 months will be deemed a completed fiscal year.
d.“Erroneously Awarded Compensation” means the amount of Incentive Compensation received during the Clawback Period that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts (and such amount must be calculated without regard to any taxes paid). If the Incentive Compensation is based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, then:
i.the amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received; and
ii.the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
For purposes of this Policy, Incentive Compensation received means the actual or deemed receipt of the Incentive Compensation. Incentive Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
e.“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 promulgated thereunder. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified by the Company pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the Company’s principal financial officer and principal accounting officer.
f.“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial

Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.
g.“Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
h.“Nasdaq” means The Nasdaq Stock Market.
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